Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact:
Domenic Micale
Chief Financial Officer
UroMed Corporation
d/b/a Alliant Medical Technologies
Tel: (781) 762-2080 x247
dmicale@alliantmed.com




              ALLIANT MEDICAL TECHNOLOGIES ANNOUNCES A FOURTH-QUARTER
                              2001 RESTRUCTURING

              Restructuring aligned with mission to improve cash flow

 _____________________________________________________________________
     NORWOOD, Mass., December 7, 2001 - ALLIANT Medical Technologies(TM) (OTCBB : URMD.OB) today announces that it will record a restructuring charge in the range of $200,000 - $250,000 during the fourth quarter of 2001. This charge is primarily the result of severance payments expected to be made during the fourth quarter of 2001 and first quarter of 2002 as the result of a 25% overall headcount reduction.
     Dan Muscatello, ALLIANT's President and CEO, commented, "The actions taken reflect our mission to improve cash flow by both conserving cash and more efficiently utilizing our resources. We remain focused on a radiation oncology roll up strategy, which if executed according to plan, is expected to add needed critical mass, revenues and profits to the organization."

                                    # # #

MORE ABOUT ALLIANT MEDICAL TECHNOLOGIES(TM)
     Alliant Medical Technologies(TM) is dedicated to the field of cancer treatment with the ultimate goal of improving patient care. As a leader in the field of treatment planning for brachytherapy with a growing presence in external beam treatment planning, ALLIANT combines affordability with many advanced technological features. ALLIANT has combined the businesses of UroMed Corporation and SSGI/Prowess and the new company markets a portfolio of products including: the Symmetra I-125 radioactive seeds, used in brachytherapy procedures to treat localized prostate cancer; brachytherapy implant needles; Prowess 3D Treatment Planning Software including Prowess 3D for external beam cancer treatment; and BrachyPro, the Prowess 3D brachytherapy treatment planning system. ALLIANT also has a distribution agreement with NOMOS Corporation to market its Intensity Modulated Radiation Therapy (IMRT) and other cancer treatment products to the radiation oncology marketplace. In addition, the company continues to dedicate resources to develop and/or acquire products that fit into its strategic platform.
     On July 19, 2001, UroMed Corporation announced that it would change its name to "ALLIANT Medical Technologies", and until it receives formal stockholder approval it would do business under that name.

RISK FACTORS AND FORWARD-LOOKING STATEMENTS
     UroMed Corporation d/b/a ALLIANT Medical Technologies (the "Company") recognizes that the previous paragraphs contain forward-looking statements relating to the Company's future activities, including the benefits expected through the Company's reduction in headcount, its combination with SSGI, the development and commercialization of its product lines and its radiation oncology roll up strategy. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties beyond the Company's control. Actual results could differ materially from these forward-looking statements as the result of certain risks, including the risk that the Company will not successfully manage the combination of the UroMed and SSGI businesses or will not be able to successfully implement its radiation oncology roll up strategy; that physicians will not use the Company's products in significant numbers; the risk that physicians using the Company's products will not develop into long-term users; the risks associated with the Company's liquidity, including the Company's ability to successfully reduce costs and, the Company's ability to generate revenues sufficient to pay operating expenses and to meet its debt obligations as they come due; the uncertainty of securing additional alliances; the uncertainty of manufacturing scale-up and general market acceptance of the Company's product lines, as well as the Company's dependence on these products going forward, and the risk that the Company will not be able to successfully develop any new products. There can be no assurance that these risks would not have a material adverse effect on the Company. Other relevant risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, under the headings "Forward-Looking Statements and Associated Risks" and "Risk Factors," and in the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2001 under the heading "Forward-Looking Statements and Associated Risks", which are incorporated herein by reference.



     Symmetra(TM) is a trademark of UroMed Corporation d/b/a Alliant Medical Technologies(TM)